Exhibit 5.1
TESORO CORPORATION
300 Concord Plaza
San Antonio, Texas 78216-6999
December 17, 2008
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
Ladies and Gentlemen:
     As Senior Vice President and General Counsel of Tesoro Corporation, a Delaware corporation (the “Company”), I am familiar with the registration under the Securities Act of 1933, as amended (the “Act”), of 6,000,000 shares (the “Shares”) of the Company’s common stock, $.16 2/3 par value per share (the “Common Stock”), to be offered upon the terms and subject to the conditions set forth in the Company’s 2006 Long-Term Equity Incentive Plan (the “Plan”).
     In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission with respect to the Shares.
     I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.
     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be duly and validly issued, fully paid and nonassessable.
     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under section 7 of the Act, the rules or regulations of the Securities and Exchange Commission promulgated thereunder or any similar provisions of any state securities laws or regulations.

Very truly yours,
/s/ CHARLES S. PARRISH
Charles S. Parrish.
Senior Vice President and General Counsel